Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. CONFIRMS RECEIPT OF

$58.5 MILLION TEXAS STATE HIGHWAY CONTRACT

HOUSTON, TX — October 22, 2004 – In response to a number of inquiries, Sterling Construction Company, Inc. (AMEX: STV), (“Sterling” or the “Company”), today reported that its subsidiary, Sterling Houston Holdings, (“SHH”) has received final confirmation of a $58.5 million construction contract from the State of Texas Department of Transportation. Work on the contract is expected to begin early in 2005.

It is the Company’s practice to announce new contracts when they have been awarded, or if there is a high degree of certainty that they will be awarded based on the Company being low bidder in a competitive tender. Sterling announced that it was low bidder on this job on September 10, 2004.

Sterling operates through two subsidiaries, Sterling Houston Holdings, Inc. (the “Construction Segment”), a heavy civil construction company that specializes in municipal and state highway contracts for paving, bridge, water and sewer and light rail projects, and Steel City Products, Inc. (the “Distribution Segment”), a distributor of automotive accessories, pet supplies and lawn and garden products based in Pittsburgh, Pennsylvania.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks.

Contact:
Sterling Construction Company, Inc., Maarten Hemsley, 781-934-2219 or Joseph Harper, 281-821-9091	Investor Relations Counsel The Equity Group Inc. Linda Latman 212-836-9609